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                                  NEWS RELEASE

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FOR RELEASE:  IMMEDIATE                                 CONTACT:  MARIA VAFIADES
                                                                  (508) 947-4343


             MAYFLOWER BANCORP, INC. REPORTS FIRST QUARTER EARNINGS
             ------------------------------------------------------
                             AND PAYMENT OF DIVIDEND
                             -----------------------

         (Middleboro, MA), August 24, 2007 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $242,000 or $.12 per share for its first quarter ended July 31, 2007 as compared to earnings of $300,000 or $.14 per share for the same quarter last year. Diluted earnings per share for the quarter were $.11 compared to $.14 for the same quarter of last year.

         Net interest income for the quarter decreased by $92,000 or 5.0% to $1.8 million from $1.9 million for the quarter ended July 31, 2006 as the Company continued to be impacted by a flat yield curve. Additionally, continued depositor preference for shorter-term certificates of deposit rather than other instruments, has increased the Company's cost of funds and resulted in certificates of deposit comprising a larger percentage of total deposits. The resulting increase in funding costs has caused the Company's net interest margin to decrease, from 3.19% for the quarter ended July 31, 2006 to 3.11% for the quarter ended July 31, 2007. However, the net interest margin for the current quarter improved as compared to the prior two quarters ended April 30, 2007 and January 31, 2007 which were 3.05% and 3.04% respectively.

         Average interest earning assets for the quarter decreased from $233.0 million for the quarter ended July 31, 2006 to $227.4 million for the quarter ended July 31, 2007 and average interest bearing liabilities declined from $224.2 million for the quarter ended July 31, 2006 to $220.8 million for the quarter ended July 31, 2007.

         The provision for loan losses was zero for the quarter ended July 31, 2007 compared to $30,000 for the quarter ended July 31, 2006. Given the current status of the Company's loan portfolio, and the lack of delinquent or non-performing loans in it, management considered the loan loss reserve to be adequate without further provision during the quarter just ended.

         Non-interest income for the quarter decreased by $3,000, and was comprised of a decrease of $12,000 in loan origination and other loan fees and a decrease of $15,000 in gains on sales of loans, as offset by an increase in customer service fees and other income of $10,000 and $14,000 respectively.

         Total operating expenses increased by $53,000 or 3.2% for the quarter ended July 31, 2007. This increase was substantially the result of an increase in salary and benefit expense resulting from the retention of staff for the Company's new branch in West Wareham, Massachusetts. Occupancy and equipment expenses increased by $21,000 due to increased energy costs and costs associated with the Company's West Wareham branch. These increases were offset by a decrease of $22,000 in other operating expenses.

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         Since the end of the April 30, 2007 fiscal year, total assets of the
Company have increased by $463,000, ending at $242.8 million as of July 30, 2007. This increase is partially attributable to an increase of $4.5 million in the Company's loan portfolio, which was primarily comprised of an increase of $2.8 million in residential loans and an increase of $2.6 million in commercial mortgages, offset by a decrease of $1.3 million in construction mortgages. Additionally, total investments increased by $619,000 and cash and cash equivalents decreased by $4.7 million. During the quarter ended July 31, 2007, total borrowings increased by $2.8 million while deposits decreased by $2.1 million.

         Total stockholders' equity was $19.4 million at July 31, 2007 or 7.98% of total assets. This compares to stockholders' equity of $19.6 million or 8.10% of total assets at April 30, 2007. The decrease in total equity is due to the payment of a $0.10 per share dividend to shareholders totaling $210,000 and due to an increase of $279,000 in the unrealized loss on securities available-for-sale. Net income for the quarter totaling $242,000 offset theses decreases in total stockholders' equity.

         In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on September 11, 2007, to shareholders of record as of September 4, 2007.

         While making these announcements, Mr. Pratt commented further "in a very difficult rate environment, we note the improvement in our net interest margin for the second consecutive quarter. While the gains are modest and still lag levels of one year ago, we are encouraged by the trend and by the improvements themselves. At the same time, in what can only be described as an unsettled real estate market, we note the company's good asset quality, strong loan loss reserve, and portfolio growth achieved without the weakening of standards or underwriting requirements."

         Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

         (See accompanying Selected Consolidated Financial Information)

THIS EARNINGS REPORT MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.

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MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands, except per share information)

                                                               JULY 31,                            APRIL 30,
                                                                 2007                                2007
                                                             -------------                      --------------
Total assets                                                    $242,770                            $242,307
Loans receivable, net                                            141,498                             137,003
Federal funds sold                                                   976                               3,919
Investment securities:
   Held for investment                                            36,445                              37,002
   Available for sale, net                                        45,061                              43,885
Deposits                                                         198,759                             200,859
Borrowed funds                                                    23,344                              20,558
Stockholders' equity                                              19,370                              19,617

Equity to assets ratio                                             7.98%                               8.10%
Book value per share                                            $  9.24                             $  9.36

                                                                 THREE MONTHS ENDED
                                                                      JULY 31,
                                                                 2007         2006
                                                             ---------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income                              $    3,456     $    3,344
   Interest expense                                               1,691          1,487
                                                             ----------     ----------
      Net interest income                                         1,765          1,857

   Provision for loan losses                                          -            (30)
   Gain on sales of loans                                             9             24
   Other non interest income                                        291            279
   Operating expenses                                            (1,718)        (1,665)
                                                             ----------     ----------
   Income before income taxes                                       347            465
   Income taxes                                                     105            165
                                                             ----------     ----------
   Net income                                                $      242     $      300
                                                             ==========     ==========
   Earnings per share - basic                                $     0.12     $     0.14

   Earnings per share - diluted                              $     0.11     $     0.14

   Dividends per share                                       $     0.10     $     0.10

   Weighted average shares outstanding                        2,095,856      2,081,028

   Annualized return on average assets                             0.40%          0.49%

   Annualized return on average equity                             4.98%          6.49%

   Net interest spread                                             3.02%          3.09%

   Net interest margin                                             3.11%          3.19%



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

MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(Dollars in thousands)

                                                                 July 31,          April 30,          July 31,
                                                                   2007              2007               2006
                                                               ------------      ------------      -------------
LOANS PAST DUE OVER 90 DAYS:

   Residential mortgages                                        $        -        $        -         $        -

   Commercial and construction mortgages                                 -                 -                  -

   Commercial time and demand loans                                      -                 -                  -

   Consumer and other loans                                              -                 -                  -
                                                               ------------      ------------      -------------
                                                                $        -        $        -         $        -
                                                               ============      ============      =============

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:

Net loans receivable                                                     -                 -                  -

Total assets                                                             -                 -                  -

NON-PERFORMING ASSETS

 **Non-accrual loans                                            $        -        $        -         $        -
   Non-accrual investments (book value)                                  -                 -                  -
   Real estate acquired by foreclosure                                   -                 -                  -
                                                               ------------      ------------      -------------
                                                                $        -        $        -         $        -
                                                               ============      ============      =============

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Total assets                                                          -                 -                  -



ALLOWANCE FOR LOAN LOSSES                                       $    1,674        $    1,673         $    1,730
ALLOWANCE FOR LOAN LOSSES ON OFF-BALANCE SHEET EXPOSURES               130               130                  -
                                                               ------------      ------------      -------------
                                                                $    1,804        $    1,803         $    1,730
                                                               ============      ============      =============


ALLOWANCE AS A PERCENTAGE OF NET LOANS                                1.27%             1.32%              1.23%

** includes loans which are contractually past due 90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest